Exhibit 99.1

PRESS RELEASE

COMCAST REPORTS 1st QUARTER 2014 RESULTS

Consolidated 1st Quarter 2014 Highlights:

•                  Consolidated Revenue Increased 13.7%, Operating Cash Flow Increased 10.0% and Operating Income Increased 16.3%

•                  Earnings per Share Increased 31.5% to $0.71; Excluding Gains on Sales and Acquisition-Related Items, EPS Increased 33.3% to $0.68

•                  Quarterly Dividends and Quarterly Share Repurchases Increased 35.5% to $1.3 Billion

Cable Communications 1st Quarter 2014 Highlights:

•                  Cable Communications Revenue Increased 5.3% and Operating Cash Flow Increased 4.3%

•                  Cable Communications Customer Relationships Increased by 124,000 to 26.8 Million

•                  Video Customers Increased by 24,000, the Second Consecutive Quarter of Customer Growth

•                  High-Speed Internet Customers Increased by 383,000; Revenue Growth of 9.0% Is the Strongest Rate of Growth in Two Years

•                  Business Services Revenue Increased 23.9%, Approaching a $4 Billion Annual Run-Rate

NBCUniversal 1st Quarter 2014 Highlights:

•                  NBCUniversal Revenue Increased 28.8% and Operating Cash Flow Increased 37.6%

•                  Broadcast Revenue Increased 17.0%, Excluding Olympics, and Is Ranked #1 Season-to-Date Among Adults 18-49

•                  Film Operating Cash Flow Increased Over $200 Million

•                  The Sochi Olympics Generated Over $1.1 Billion in Revenue

PHILADELPHIA – April 22, 2014… Comcast Corporation (NASDAQ: CMCSA, CMCSK) today reported results for the quarter ended March 31, 2014.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “Our operating momentum is continuing as we enter 2014 and is highlighted by our second consecutive quarter of video customer growth, as well as strength in high-speed Internet and business services.   Our focus on the customer experience continues to drive our success as we deliver the most innovative products in the industry and make measurable progress in customer service.  At NBCUniversal, we had another superb quarter with double-digit revenue and operating cash flow growth driven by the tremendously successful Sochi Olympics and the best season-to-date broadcast ratings in a decade. Overall, the company is performing well and the more planning we do for our proposed merger with Time Warner Cable, the more excited we are by the opportunities for the combined company.  Comcast has tremendous momentum right now, and we believe the TWC transaction will strengthen a truly world-class organization that will be well positioned to compete and yield meaningful benefits to our customers, employees, and shareholders.”

Consolidated Financial Results

	1st Quarter
($ in millions)	2013	2014	Growth
Revenue	$15,310	$17,408	13.7%
Excluding Olympics	$15,310	$16,305	6.5%
Operating Cash Flow[1]	$5,034	$5,538	10.0%
Excluding TWC Transaction Costs	$5,034	$5,555	10.4%
Operating Income	$3,067	$3,568	16.3%
Earnings per Share[2]	$0.54	$0.71	31.5%
Excluding Adjustments (see Table 4)	$0.51	$0.68	33.3%
Free Cash Flow[3]	$3,138	$2,824	(10.0%)

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com or www.cmcsk.com.

Consolidated Revenue for the first quarter of 2014 increased 13.7% to $17.4 billion. Excluding $1.1 billion of revenue generated by the 2014 Sochi Olympics, consolidated revenue increased 6.5%. Consolidated Operating Cash Flow increased 10.0% to $5.5 billion. Excluding $17 million of costs related to the Time Warner Cable transaction in the first quarter of 2014, consolidated operating cash flow increased 10.4% (See Table 5). Consolidated Operating Income increased 16.3% to $3.6 billion.

Earnings per Share (EPS) for the first quarter of 2014 was $0.71, a 31.5% increase from the $0.54 reported in the first quarter of 2013. Excluding gains on the sale of an investment and a favorable resolution of a prior acquisition contingency in the first quarter of 2014, as well as a gain on the sale of wireless spectrum licenses in the first quarter of 2013, EPS increased 33.3% to $0.68 (see Table 4).

Capital Expenditures increased 6.4% to $1.4 billion in the first quarter of 2014 compared to the first quarter of 2013. Cable Communications’ capital expenditures increased $51 million, or 4.6%, to $1.1 billion in the first quarter of 2014, primarily reflecting increased spending on customer premise equipment related to the deployment of the X1 platform and wireless gateways. Cable capital expenditures represented 10.6% of Cable revenue in the first quarter of 2014 compared to 10.7% in last year’s first quarter.  NBCUniversal’s capital expenditures increased $28 million to $291 million in the first quarter of 2014, primarily reflecting increased investments in Theme Parks and facilities.

Free Cash Flow decreased 10.0% to $2.8 billion in the first quarter of 2014 compared to $3.1 billion in the first quarter of 2013, reflecting increased working capital, mainly driven by the Olympics and higher film and TV production spend, capital expenditures and cash taxes on operating items, partially offset by growth in consolidated operating cash flow.

	1st Quarter
($ in millions)	2013	2014	Growth
Operating Cash Flow	$5,034	$5,538	10.0%
Capital Expenditures	(1,361)	(1,448)	6.4%
Cash Paid for Capitalized Software and Other Intangible Assets	(182)	(217)	19.2%
Cash Interest Expense	(617)	(623)	1.0%
Cash Taxes on Operating Items	(194)	(268)	38.1%
Changes in Operating Assets and Liabilities	369	(267)	NM
Noncash Share-Based Compensation	102	119	16.7%
Distributions to Noncontrolling Interests and Dividends for Redeemable Subsidiary Preferred Stock	(49)	(66)	34.7%
Other	36	56	55.6%
Free Cash Flow [3]	$3,138	$2,824	(10.0%)
NM=comparison not meaningful.

Dividends and Share Repurchases. During the first quarter of 2014, Comcast paid dividends totaling $508 million and repurchased 15.0 million of its common shares for $750 million.  As of March 31, 2014, Comcast had approximately $6.75 billion available under its share repurchase authorization.

Cable Communications

	1st Quarter
($ in millions)	2013	2014	Growth
Cable Communications Revenue
Video	$5,113	$5,178	1.3%
High-Speed Internet	2,523	2,750	9.0%
Voice	900	920	2.1%
Business Services	741	917	23.9%
Advertising	488	519	6.2%
Other	452	473	4.8%
Cable Communications Revenue	$10,217	$10,757	5.3%

Cable Communications Operating Cash Flow	$4,219	$4,400	4.3%
Operating Cash Flow Margin	41.3%	40.9%

Cable Communications Capital Expenditures	$1,094	$1,145	4.6%
Percent of Cable Communications Revenue	10.7%	10.6%

Revenue for Cable Communications increased 5.3% to $10.8 billion in the first quarter of 2014 compared to $10.2 billion in the first quarter of 2013, driven by increases of 9.0% in high-speed Internet and 23.9% in business services. The increase in Cable revenue reflects rate adjustments, customers receiving higher levels of services and customer growth (see below).

Customer relationships increased by 124,000 to 26.8 million in the first quarter of 2014.   At the end of the first quarter, penetration of our triple product customers increased to 36% compared to 33% in the first quarter of 2013. In addition, video, high-speed Internet and voice customers increased.

	Customers		Net Adds
Billable Customers Method[4] (in thousands)	1Q13	1Q14	1Q13	1Q14
Video Customers	22,819	22,601	(25)	24
High-Speed Internet Customers	19,799	21,068	433	383
Voice Customers	10,166	10,865	211	142

Single Product Customers	9,206	8,605		(147)
Double Product Customers	8,568	8,656		116
Triple Product Customers	8,821	9,539		155
Customer Relationships	26,596	26,800		124

Operating Cash Flow for Cable Communications increased 4.3% to $4.4 billion in the first quarter of 2014 compared to $4.2 billion in the first quarter of 2013, reflecting higher revenue, partially offset by a 6.0% increase in operating expenses primarily related to higher video programming costs.  This quarter’s operating cash flow margin was 40.9%, compared to 41.3% in the prior year period.

NBCUniversal

		1st Quarter
($ in millions)	2013	2014	Growth	Excluding Olympics
NBCUniversal Revenue
Cable Networks	$2,225	$2,505	12.6%	1.0%
Broadcast Television	1,517	2,621	72.8%	17.0%
Filmed Entertainment	1,216	1,351	11.1%
Theme Parks	462	487	5.4%
Headquarters, Other and Eliminations	(80)	(88)	NM
NBCUniversal Revenue	$5,340	$6,876	28.8%	8.1%

NBCUniversal Operating Cash Flow
Cable Networks	$859	$895	4.2%
Broadcast Television	(35)	122	NM
Filmed Entertainment	69	288	NM
Theme Parks	173	170	(1.5%)
Headquarters, Other and Eliminations	(113)	(164)	NM
NBCUniversal Operating Cash Flow	$953	$1,311	37.6%

Revenue for NBCUniversal increased 28.8% to $6.9 billion in the first quarter of 2014 compared to $5.3 billion in the first quarter of 2013, primarily driven by 2014 Sochi Olympics revenue of $1.1 billion included in the Broadcast Television and Cable Networks segments.  Excluding the Olympics, NBCUniversal revenue increased 8.1% (see Table 5). Operating Cash Flow increased 37.6% to $1.3 billion compared to $953 million in the first quarter of 2013, driven by a profitable Olympics and strong results at Filmed Entertainment and Broadcast Television.

Cable Networks

For the first quarter of 2014, revenue from the Cable Networks segment increased 12.6% to $2.5 billion compared to $2.2 billion in the first quarter of 2013 and included $257 million of revenue generated by the 2014 Sochi Olympics. Excluding the Olympics, revenue increased 1.0% reflecting a 4.4% increase in distribution revenue, partially offset by a 1.4% decrease in advertising revenue (See Table 5). Operating cash flow increased 4.2% to $895 million compared to $859 million in the first quarter of 2013, reflecting higher revenue, partially offset by higher sports programming costs, including the impact of the Olympics, and our continued investment in original programming.

Broadcast Television

For the first quarter of 2014, revenue from the Broadcast Television segment increased 72.8% to $2.6 billion compared to $1.5 billion in the first quarter of 2013 and included $846 million of revenue generated by the 2014 Sochi Olympics. Excluding the Olympics, revenue increased 17.0%, driven by a 15.8% increase in advertising revenue due to strong ratings at the NBC broadcast network, as well as an increase in content licensing revenue and higher retransmission consent fees (see Table 5). Operating cash flow increased $157 million to $122 million compared to a loss of $35 million in the first quarter of 2013, reflecting higher revenue, partially offset by higher programming and production costs related to the Olympics.

Filmed Entertainment

For the first quarter of 2014, revenue from the Filmed Entertainment segment increased 11.1% to $1.4 billion compared to $1.2 billion the first quarter of 2013, driven by higher theatrical revenue from the strong performances of Ride Along and Lone Survivor and the international performance of The Wolf of Wall Street. Operating cash flow increased $219 million to $288 million compared to $69 million in the first quarter of 2013, reflecting higher revenue and a decrease in the amortization of film costs.

Theme Parks

For the first quarter of 2014, revenue from the Theme Parks segment increased 5.4% to $487 million compared to $462 million in the first quarter of 2013, driven by higher per capita spending at the Orlando and Hollywood theme parks and stable guest attendance, despite a shift in holiday timing. First quarter operating cash flow decreased 1.5% to $170 million compared to $173 million in same period last year, primarily reflecting increased operating costs to support new attractions.

Headquarters, Other and Eliminations

NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations among the NBCUniversal businesses. For the quarter ended March 31, 2014, NBCUniversal Headquarters, Other and Eliminations operating cash flow loss was $164 million compared to a loss of $113 million in the first quarter of 2013, reflecting higher employee costs.

Corporate, Other and Eliminations

Corporate, Other and Eliminations primarily include corporate operations, Comcast-Spectacor and eliminations among Comcast’s businesses. For the quarter ended March 31, 2014, Corporate, Other and Eliminations revenue was ($225) million compared to ($247) million in 2013. The operating cash flow loss was $173 million, including $17 million of costs related to the Time Warner Cable transaction, compared to a loss of $138 million in the first quarter of 2013.

Notes:

1     We define Operating Cash Flow as operating income (loss) before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on the sale of assets, if any.

2     Earnings per share amounts are presented on a diluted basis.

3     We define Free Cash Flow as Net Cash Provided by Operating Activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures, cash paid for intangible assets and cash distributions to noncontrolling interests; and adjusted for any payments and receipts related to certain nonoperating items, net of estimated tax benefits.  The definition of Free Cash Flow excludes any impact from Economic Stimulus packages.  These amounts have been excluded from Free Cash Flow to provide an appropriate comparison.

4     Beginning in 2014, our Cable Communications segment revised its methodology for counting customers related to how we count and report customers who reside in multiple dwelling units (“MDUs”) that are billed under bulk contracts (the “Billable Customers Method”). For MDUs whose residents have the ability to receive additional cable services, such as additional programming choices or our HD or DVR services, we now count and report customers based on the number of potential billable relationships within each MDU. For MDUs whose residents are not able to receive additional cable services, the MDU is now counted as a single customer. Previously, we had counted and reported these customers on an equivalent billing unit basis by dividing monthly revenue received under an MDU’s bulk contract by the standard monthly residential rate where the MDU was located (the “EBU Method”). Video customer metrics for 2013 are now presented on the Billable Customers Method to provide an appropriate comparison.  For high-speed Internet and voice customers, the differences in the customer metrics using the Billable Customers Method and the EBU Method were not material and 2013 data has not been adjusted.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

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Conference Call and Other Information

Comcast Corporation will host a conference call with the financial community today, April 22, 2014 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com or www.cmcsk.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 10792182.  A replay of the call will be available starting at 12:30 p.m. ET on April 22, 2014, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Tuesday, April 29, 2014 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 10792182.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com or www.cmcsk.com and on our corporate blog, www.corporate.comcast.com/comcast-voices. To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Jason Armstrong	(215) 286-7972	D’Arcy Rudnay	(215) 286-8582
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements.  Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

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Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP).  Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA, CMCSK) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal.  Comcast Cable is the nation’s largest video, high-speed Internet and phone provider to residential customers under the XFINITY brand and also provides these services to businesses.  NBCUniversal operates 30 news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts.  Visit www.comcastcorporation.com for more information.

TABLE 1 Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended
(in millions, except per share data)	March 31,
	2013	2014
Revenue	$15,310	$17,408

Programming and production	4,663	5,908
Other operating and administrative	4,466	4,752
Advertising, marketing and promotion	1,147	1,210
	10,276	11,870

Operating cash flow	5,034	5,538

Depreciation expense	1,566	1,569
Amortization expense	401	401
	1,967	1,970
Operating income	3,067	3,568

Other income (expense)
Interest expense	(653)	(642)
Investment income (loss), net	72	113
Equity in net income (losses) of investees, net	11	32
Other income (expense), net	73	(15)
	(497)	(512)

Income before income taxes	2,570	3,056

Income tax expense	(925)	(1,118)

Net income	1,645	1,938

Net (income) loss attributable to noncontrolling interests and redeemable subsidiary preferred stock	(208)	(67)

Net income attributable to Comcast Corporation	$1,437	$1,871

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.54	$0.71

Dividends declared per common share attributable to Comcast Corporation shareholders	$0.195	$0.225

Diluted weighted-average number of common shares	2,675	2,645

TABLE 2 Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31,	March 31,
	2013	2014
ASSETS

Current Assets
Cash and cash equivalents	$1,718	$3,054
Investments	3,573	2,389
Receivables, net	6,376	6,151
Programming rights	928	863
Other current assets	1,480	1,586
Total current assets	14,075	14,043

Film and television costs	4,994	5,058

Investments	3,770	3,090

Property and equipment, net	29,840	29,588

Franchise rights	59,364	59,364

Goodwill	27,098	27,103

Other intangible assets, net	17,329	17,145

Other noncurrent assets, net	2,343	2,382

	$158,813	$157,773

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$5,528	$5,534
Accrued participations and residuals	1,239	1,256
Deferred revenue	898	776
Accrued expenses and other current liabilities	7,967	7,418
Current portion of long-term debt	3,280	2,819
Total current liabilities	18,912	17,803

Long-term debt, less current portion	44,567	44,581

Deferred income taxes	31,935	31,595

Other noncurrent liabilities	11,384	11,109

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	957	1,053

Equity
Comcast Corporation shareholders’ equity	50,694	51,268
Noncontrolling interests	364	364
Total equity	51,058	51,632

	$158,813	$157,773

TABLE 3 Consolidated Statement of Cash Flows (Unaudited)

(in millions)	Three Months Ended
	March 31,
	2013	2014

OPERATING ACTIVITIES
Net income	$1,645	$1,938
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,967	1,970
Amortization of film and television costs	1,972	2,876
Share-based compensation	102	119
Noncash interest expense (income), net	42	42
Equity in net (income) losses of investees, net	(11)	(32)
Cash received from investees	23	18
Net (gain) loss on investment activity and other	(132)	(59)
Deferred income taxes	(373)	(226)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Change in current and noncurrent receivables, net	465	195
Change in film and television costs	(1,577)	(2,722)
Change in accounts payable and accrued expenses related to trade creditors	(281)	82
Change in other operating assets and liabilities	527	285

Net cash provided by operating activities	4,369	4,486

INVESTING ACTIVITIES
Capital expenditures	(1,361)	(1,448)
Cash paid for intangible assets	(182)	(217)
Acquisitions and construction of real estate properties	(1,311)	-
Proceeds from sales of businesses and investments	74	300
Purchases of investments	(88)	(37)
Other	105	(103)

Net cash provided by (used in) investing activities	(2,763)	(1,505)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	491	(364)
Proceeds from borrowings	2,933	2,187
Repurchases and repayments of debt	(1,811)	(2,260)
Repurchases and retirements of common stock	(500)	(750)
Dividends paid	(429)	(508)
Issuances of common stock	13	20
Purchase of NBCUniversal noncontrolling common equity interest	(10,747)	-
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(49)	(66)
Settlement of Station Venture liability	(602)	-
Other	(17)	96

Net cash provided by (used in) financing activities	(10,718)	(1,645)

Increase (decrease) in cash and cash equivalents	(9,112)	1,336

Cash and cash equivalents, beginning of period	10,951	1,718

Cash and cash equivalents, end of period	$1,839	$3,054

TABLE 4 Supplemental Information Alternate Presentation of Net Cash Provided by Operating Activities and Free Cash Flow (Unaudited)

	Three Months Ended
	March 31,
(in millions)	2013	2014
Operating income	$3,067	$3,568
Depreciation and amortization	1,967	1,970
Operating income before depreciation and amortization	5,034	5,538
Noncash share-based compensation expense	102	119
Changes in operating assets and liabilities	369	(267)
Cash basis operating income	5,505	5,390
Payments of interest	(617)	(623)
Payments of income taxes	(461)	(186)
Excess tax benefits under share-based compensation	(94)	(151)
Other	36	56
Net Cash Provided by Operating Activities	$4,369	$4,486
Capital expenditures	(1,361)	(1,448)
Cash paid for capitalized software and other intangible assets	(182)	(217)
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(49)	(66)
Nonoperating items(1)	361	69
Total Free Cash Flow	$3,138	$2,824

Reconciliation of EPS Excluding Gains on Sales and Acquisition-Related Items (Unaudited)

	Three Months Ended
	March 31,

	2013		2014
(in millions, except per share data)
	$	EPS (2)	$	EPS (2)

Net income attributable to Comcast Corporation	$1,437	$0.54	$1,871	$0.71
Growth %			30.2%	31.5%

Gain on sale of investment(3)	-	-	(50)	(0.02)
Favorable resolution of a contingency of an acquired company(4)	-	-	(27)	(0.01)
Costs related to Time Warner Cable transaction(5)	-	-	11	-
Gain on sale of wireless spectrum licenses(6)	(67)	(0.03)	-	-
Net income attributable to Comcast Corporation
(excluding gains on sales and acquisition-related items)	$1,370	$0.51	$1,805	$0.68
Growth %			31.8%	33.3%

(1)          Nonoperating items include adjustments for cash taxes paid related to certain investing and financing transactions, to reflect cash taxes paid in the year of the related taxable income and to exclude the impacts of Economic Stimulus packages.

(2)          Based on diluted weighted-average number of common shares for the respective periods as presented in Table 1.

(3)          1st quarter 2014 net income attributable to Comcast Corporation includes $80 million of investment income, $50 million net of tax, resulting from the sale of an investment.

(4)          1st quarter 2014 net income attributable to Comcast Corporation includes $27 million of other income, resulting from the favorable resolution of a contingency related to the AT&T Broadband transaction.

(5)          1st quarter 2014 net income attributable to Comcast Corporation includes $17 million of operating costs and expenses, $11 million net of tax, related to the Time Warner Cable transaction.

(6)          1st quarter 2013 net income attributable to Comcast Corporation includes $108 million of other income, $67 million net of tax, resulting from a gain on the sale of wireless spectrum licenses.

Note: Minor differences may exist due to rounding.

TABLE 5 Reconciliation of Consolidated Revenue Excluding 2014 Olympics and Operating Cash Flow Excluding Costs Related to Time Warner Cable Transaction (Unaudited)

	Three Months Ended
	March 31,

(in millions)	2013	2014	Growth %

Revenue	$15,310	$17,408	13.7%

2014 Olympics	-	(1,103)

Revenue excluding 2014 Olympics	$15,310	$16,305	6.5%

	2013	2014	Growth %

Operating Cash Flow	$5,034	$5,538	10.0%

Costs related to Time Warner Cable transaction	-	17

Operating Cash Flow excluding costs related to Time Warner Cable transaction	$5,034	$5,555	10.4%

Reconciliation of Consolidated NBCUniversal Revenue Excluding 2014 Olympics (Unaudited)

	Three Months Ended
	March 31,

(in millions)	2013	2014	Growth %

Revenue	$5,340	$6,876	28.8%

2014 Olympics	-	(1,103)

Revenue excluding 2014 Olympics	$5,340	$5,773	8.1%

Reconciliation of Cable Networks Revenue Excluding 2014 Olympics (Unaudited)

	Three Months Ended
	March 31,

(in millions)	2013	2014	Growth %

Revenue	$2,225	$2,505	12.6%

2014 Olympics	-	(257)

Revenue excluding 2014 Olympics	$2,225	$2,248	1.0%

Reconciliation of Broadcast Television Revenue Excluding 2014 Olympics (Unaudited)

	Three Months Ended
	March 31,

(in millions)	2013	2014	Growth %

Revenue	$1,517	$2,621	72.8%

2014 Olympics	-	(846)

Revenue excluding 2014 Olympics	$1,517	$1,775	17.0%

Note: Minor differences may exist due to rounding.